CERTIFICATIONS

I, David P. Boyle, certify that:

1.I have reviewed this annual report on Form 10-K of Burke & Herbert Financial Services Corp. as amended by Amendment No. 1 on Form 10-K/A (together, the “Report”); and

2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

By:	/s/ David P. Boyle
Name:	David P. Boyle
Title:	Chairman of the Board, President, & Chief Executive Officer

Date: April 12, 2024